Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-123428 on Form S-3 of our report dated March 16, 2005, relating to the financial statements and financial statement schedule of Kforce Inc. and subsidiaries (“Kforce”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Kforce’s change in its method of accounting for goodwill in 2002) and our report dated March 16, 2005 related to management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of Kforce for the year ended December 31, 2004 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Tampa, Florida

March 25, 2005